Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 20, 2007, relating to the consolidated financial statements and financial statement schedule of Bernard Chaus, Inc., which appears in Bernard Chaus, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

/s/ Mahoney Cohen & Company, CPA, P.C.
New York, New York
December 6, 2007